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Filed Pursuant to
Rules 424(b)(3) and 424(c)
File No. 333-88034

PROSPECTUS SUPPLEMENT DATED SEPTEMBER 12, 2002
to
Prospectus Dated May 21, 2002

3,616,308 Shares

ON ASSIGNMENT, INC.

Common Stock

        This Prospectus Supplement supplements the prospectus dated May 21, 2002 (the "Prospectus") of On Assignment, Inc. (the "Company") that covers the sale by the Selling Stockholders of an aggregate of 3,616,308 shares of common stock of the Company. The Selling Stockholders acquired their shares of the Company's common stock as a result of the merger of Health Personnel Options Corporation into one of the Company's wholly-owned subsidiaries on April 19, 2002. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

        On August 20, 2002, Timothy A. Michael, a Selling Stockholder, transferred 3,850 shares of common stock of the Company (the "Transferred Shares") to the Cincinnati Zoo. The Prospectus is hereby supplemented to reflect this transfer such that, as of the date hereof, (1) the Cincinnati Zoo shall be a Selling Stockholder with respect to the Transferred Shares, and (2) the number of shares of common stock held by Timothy A. Michael that are covered by the offering described in the Prospectus shall be reduced by the Transferred Shares. The following table sets forth this supplemental information:

	Shares of Common Stock Beneficially Owned Prior to Offering			Shares of Common Stock Beneficially Owned After Offering
Name of Selling Stockholder			Shares of Common Stock to be Offered
	Number	Percent		Number(1)	Percent
Cincinnati Zoo(1)	3,850	*	3,850	—	*
Timothy A. Michael	301,645	*	301,645	—	*

(1)
3400 Vine Street, Cincinnati, Ohio, 45220, Attention: Jennifer Ebelhar

*
Less than one percent.

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PROSPECTUS SUPPLEMENT